[PARAMOUNT LETTERHEAD]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A Special Meeting of Stockholders of Paramount Communications Inc. ("Paramount") will be held on July 6, 1994, at 10:00 a.m. (local time), at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, for the purposes of:

          1. Considering and voting upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated as of February 4, 1994, as further amended as of May 26, 1994 (the "Paramount Merger Agreement"), among Paramount, Viacom Inc. ("Viacom") and Viacom Sub Inc. (the "Merger Subsidiary"), a wholly owned subsidiary of Viacom, a copy of which is attached as Annex I to the accompanying Joint Proxy Statement/Prospectus, providing for the merger of the Merger
     Subsidiary with and into Paramount (the "Paramount Merger"), pursuant to which each share of Common Stock, par value $1.00 ("Paramount
     Common Stock"), of Paramount (other than shares held by Paramount, Viacom and their subsidiaries and by holders who demand and perfect appraisal rights) will be converted into the right to receive (i) 0.93065 of a share of Class B Common Stock, par value $.01 per share, of Viacom ("Viacom Class B Common Stock"), (ii) $17.50 principal amount of 8% exchangeable subordinated debentures due 2006 of Viacom, (iii) 0.93065 of a contingent value right of Viacom, representing the right to receive (under certain circumstances) cash or securities of Viacom depending on market prices of Viacom Class B Common Stock during a one-, two-or three-year period following the Paramount Merger, (iv) 0.5 of a three-year warrant to purchase one share of Viacom Class B Common Stock at $60 per share, and (v)
     0.3 of a five-year warrant to purchase one share of Viacom Class B Common Stock at $70 per share, all as more fully described in the accompanying Joint Proxy Statement/Prospectus; and

          2. Transacting any other business that may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on May 31, 1994 are entitled to notice of the meeting, and only holders of Paramount Common Stock of record at that time are entitled to vote at the meeting. Every holder of outstanding shares of Paramount Common Stock entitled to be voted at the meeting is entitled to one vote for each such share held. The Paramount Merger will be consummated on the date that the approvals of the stockholders of Paramount and Viacom are obtained.

          As Viacom has acquired a majority of the outstanding shares of Paramount Common Stock, Viacom has sufficient voting power to approve the Paramount Merger and the related transactions, even if no other stockholder of Paramount votes in favor of the Paramount Merger.

     In connection with the Paramount Merger, appraisal rights will be available to those stockholders of Paramount who have not voted in favor of the Paramount Merger and who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law ("DGCL"). Any holder of Paramount Common
Stock who wishes to seek appraisal rights must meet and comply with the requirements of Section 262 of the DGCL, a copy of which Section 262 is attached as Annex V to the accompanying Joint Proxy Statement/Prospectus. See the section entitled "Dissenting Stockholders' Rights of Appraisal" in the accompanying Joint Proxy Statement/Prospectus for a discussion of procedures to be followed in asserting appraisal rights.

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK THE APPROPRIATE SPACE ON THE ENCLOSED PROXY.

                                          By order of the Board of Directors,

                                          /s/ PHILIPPE P. DAUMAN

                                          PHILIPPE P. DAUMAN
                                          Secretary

June 6, 1994